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                                               EXHIBIT 23.1




            CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 our report dated February 11, 1994, except as to Note 13, which is as of February 22, 1994, which appears on page 31 of the 1993 Annual Report to Stockholders of Union Camp Corporation, which is incorporated by reference in Union Camp Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial
Statement Schedules, which appears on page 27 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading 'Experts' in such Prospectus.



Price Waterhouse

Morristown, NJ
October 28, 1994